Exhibit 10.20

SEPARATION AGREEMENT WITH GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement With General Release of All Claims (“Agreement”) is entered into by and between David C. Dreyer (“Mr. Dreyer”), and Biolase, Inc., a Delaware corporation (the “Company”), and is intended by the parties hereto to settle fully and finally any claims that Mr. Dreyer may have against the Company and all obligations of the Company to Mr. Dreyer, except as set forth in and incorporated into this Agreement.

a.

Employment Separation.  Mr. Dreyer’s employment with the Company ended effective January 13, 2016 (the “Separation Date”).  From and after the Separation Date, Mr. Dreyer shall no longer be employed by, or act in any capacity (including as a director) for, the Company, and Mr. Dreyer hereby resigns from all Company positions held and on any Company subsidiary boards as of the Separation Date.

b.

Termination Pay.  Mr. Dreyer acknowledges that he has been paid his base salary and accrued but unused vacation through the Separation Date  (“Termination Pay”).  Mr. Dreyer shall submit expense reimbursement requests with suitable documentation within thirty (30) days following the Separation Date, and the Company shall promptly process such requests in accordance with its expense reimbursement policies.

c.

Payments; Extension of Vesting and Exercise Periods; COBRA Premiums.  In  consideration for the promises contained herein and subject to Mr. Dreyer’s continued compliance with the terms and conditions of this Agreement and his execution and non-revocation of this Agreement within the timeframe specified herein, Mr. Dreyer shall receive the following benefits:

i.

Compensation equal to $50,000.00, less all applicable withholding and deductions. The foregoing compensation shall be payable in lump sum following the non-revocation and expiration of the seven (7) day revocation period identified below, and shall be paid in accordance with the Company’s standard payroll practices and procedures.

ii.

283,309 of Mr. Dreyer’s existing unvested stock options shall be vested such that a total of 623,026 option shares shall be vested and fully exercisable as of the Separation Date, and the period to exercise such vested stock options shall be extended (as specified in the underlying award agreement) for a period of one year following the Separation Date.

iii.

Subject to Mr. Dreyer’s timely election of COBRA continuation coverage, the Company shall pay COBRA premiums for Mr. Dreyer (and his eligible dependents) under the Company’s medical and dental benefit plans in which Mr. Dreyer participated in as of the Separation Date, for the six (6) month period following the Separation Date.

d.

Vested Retirement Benefits.  Nothing in this Agreement shall limit, expand upon, or alter in any way any vested retirement benefits that Mr. Dreyer has or is entitled to receive under any Company sponsored 401(k) or other retirement plan to which Mr. Dreyer may have been entitled to participate by virtue of his employment.  Mr. Dreyer’s rights and obligations shall continue to be governed by the terms of such plans, as they presently exist or as they may permissibly be amended, and shall be based upon his Separation Date.

e.

No Other Payments.  Other than whatever is specifically provided for in this Agreement, Mr. Dreyer acknowledges that there are no other sums or benefits of any nature whatsoever due and owing to him, including without limitation any sums or benefits set forth in that certain Employment Agreement, dated February 22, 2015, by and between the Company and Mr. Dreyer (the “Employment Agreement”), other than whatever payments or benefits are specifically provided for and set forth in this Agreement.  In consideration for this Agreement, Mr. Dreyer specifically waives any claim that he may have to any past, present, or future compensation of any nature whatsoever arising out of his prior employment with the Company.

f.

Confirmation Of Payment Of Wages.   Mr. Dreyer acknowledges that he has been paid all wages due and owing to him from the Company, including all minimum wages, overtime compensation, commissions, bonuses, waiting-time penalties, and liquidated damages.  Accordingly, Mr. Dreyer understands that the release provisions below release and discharge the Company from any and all claims that he may have against the Company for unpaid wages and other compensation including, but not limited to, any claims for unpaid wages, salary, bonuses, commissions, stock, stock options, vacation pay, holiday pay, sick or disability pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation.

g.

Biolase Proprietary Information. As a material inducement to Biolase to enter into this Agreement, Mr. Dreyer covenants and represents that (i) he has complied with the terms and conditions of the Biolase Proprietary Information Agreement at all times during his employment with Biolase; and (ii) he will continue to comply with such terms for the periods specified therein.  The terms of the Biolase Proprietary Agreement are incorporated into this Agreement by reference and made a part hereof.

h.

Continuing Obligations of Mr. Dreyer.   To the extent that Mr. Dreyer has come into contact with confidential or trade secret information concerning the Company and its operations or concerning the Company’s customers, prospective customers, or projects, Mr. Dreyer will continue to protect the confidentiality of such information.  In addition, Mr. Dreyer represents and warrants that, he has returned to the Company and has not copied or duplicated in any manner whatsoever, all tangible and intangible property (including, without limitation, all computer hardware, whether portable or stationary, and software), books, records, documents and reports owned by, or pertaining to the business of, the Company or any of the Company’s existing or prospective clients that was in Mr. Dreyer’s possession or under Mr. Dreyer’s direct or indirect control as of the Separation Date.  If Mr. Dreyer shall come into possession of any property (tangible or intangible), books, records, documents or reports of the type described above after the Separation Date, Mr. Dreyer will promptly return them to the Company.

i.

Complete Release.  Mr. Dreyer, on behalf of himself, his heirs and assigns, fully and forever releases and discharges the Company and, as the case may be, each of its respective employees, shareholders, officers, directors, agents, attorneys, predecessors, successors, assigns, and affiliated corporations or organizations, whether previously or hereafter affiliated in any manner (collectively, the “Released Company Parties”), to the fullest extent permitted by law, from any and all claims, demands, causes of action, charges of discrimination, obligations, damages, attorneys’ fees, costs and liabilities of any nature whatsoever, including all claims of race, sex, national origin, religion, handicap and age discrimination under any federal or state statute, whether or not now known, suspected or claimed of any nature, including without limitation any claims, demands, causes of action, charges of discrimination, obligations, damages, attorneys’ fees, costs and liabilities of any nature in connection with the Employment Agreement, which Mr. Dreyer ever had, now has, or may claim to have as of the date of this Agreement against the Released Company Parties.

j.

General Nature of Release.  The Release set forth above is a general release of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in the Release and is intended to encompass all known and unknown, foreseen and unforeseen claims which Mr. Dreyer may have against the Released Company Parties, except that Mr. Dreyer does not release any claims that may not be released herein as a matter of law, including but not limited to claims for indemnity under Labor Code Section 2802, claims that may be adjudicated before the California Workers’ Compensation Appeals Board, claims for vested benefits or any claims for enforcement of any other provision of this Agreement.  This Release specifically includes, without limiting the generality of the foregoing, any claims against any Released Company Party occurring before the effective date of this Agreement and arising out of or related to alleged violations of any federal or state employment discrimination laws, including, but not limited to, the California Fair Employment and Housing Act; the Age Discrimination In Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as claims arising out of or related to violations of the provisions of the California Government Code; the California Business & Professions Code, including Business & Professions Code Section 17200 et seq.; state and federal wage and hour laws; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.  Mr. Dreyer acknowledges that his separation and the consideration offered hereunder were based on an individual determination and were not offered in conjunction with any group termination or group severance program and waives any claim to the contrary, and further acknowledges that he does not presently believe he has suffered any work-related injury or illness.

k.

Release of Unknown Claims.  It is the intention of Mr. Dreyer to release both known and unknown claims of any nature whatsoever.  This includes, without limitation, claims, which Mr. Dreyer does not know or suspect to exist in his favor at the time of executing this release, even though such claims, if known by him would have materially affected his settlement with the Company.  Accordingly, Mr. Dreyer expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

l.

Non-Disparagement; Neutral Reference.  Mr. Dreyer agrees during the term of this Agreement and for a period of ten (10) years thereafter, he shall not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements – orally, written or otherwise – against the Company, or any of its directors, officers, agents, employees, contractors, or affiliated persons or entities.  Mr. Dreyer also agrees that unless compelled by valid legal process he will not give or offer to provide any statements, testimony or the like in connection with any claim, action, or demand (being contemplated or) brought against the Company which concerns the Company, his employment or the cessation of his employment with the Company, the Company’s business practices, its customers and/or prospective customers, its products, and/or any other aspect of the Company’s business, its directors, officers, agents, employees, contractors, or affiliated persons or entities.  Further, Mr. Dreyer agrees that if he agrees that should he be called as a witness or to provide testimony in any case, action, and/or proceeding concerning the Company, he and/or his counsel will contact either the Chief Executive Officer or the Secretary of the Company immediately, but in no event later than ten (10) days before he is to be deposed or to testify as a witness, so that the Company can take whatever precautionary measures it deems necessary to protect from disclosure any of its proprietary and/or confidential information and/or documents.

m.

No Other Actions.  Mr. Dreyer represents and covenants that he has not filed or lodged any complaints or charges against any of the Released Company Parties with any local, state, or federal agency or court.

n.

Risk of Different Facts.  The parties to this Agreement acknowledge that they may hereafter discover facts different from or in addition to those they now know or believe to be true, and they expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.

o.

No Future Actions.  Mr. Dreyer covenants and agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement; provided however, that Mr. Dreyer does not relinquish any protected rights he may have to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, or any similar state human rights agency.  However, Mr. Dreyer may not recover additional compensation or damages as a result of such participation.

p.

Twenty-One Day Consideration Period.  This Agreement was originally given to Mr. Dreyer on the Separation Date.  Mr. Dreyer shall have twenty-one (21) days to consider this Agreement; provided however, that if Mr. Dreyer chooses to sign this Agreement before the end of this twenty-one (21)-day period, Mr. Dreyer acknowledges that he does so knowingly and voluntarily and waives any claim that to the effect that he was not given the full twenty-one (21) days to consider whether to sign this Agreement or did not use the entire period of time available to consider this Agreement or to consult with an attorney.

q.

Seven Day Revocation Period.  Following execution of this Agreement, Mr. Dreyer shall have seven (7) days to revoke this Agreement.  To be effective, the revocation must be in writing and signed by Mr. Dreyer and must be delivered to and received by the Company, before 5 p.m. local time of the 7th day.  This Agreement shall become effective on the eighth (8th) day following the execution of this Agreement.  Any revocation shall be in writing and shall be effective upon timely receipt by the Company by: Corporate Secretary, c/o Harold C. Flynn, Jr., Chief Executive Officer, Biolase, Inc., 4 Cromwell, Irvine, California, 92618.

r.

Non-Assignment of Claim.  Mr. Dreyer warrants that he has made no assignment and will make no assignment of any claim, chose in action, right of action, or any right of any kind whatsoever, embodied in this Agreement and referred to herein, and that no other person or entity of any kind (other than as expressly mentioned above) had or has any interest in any of the demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses, losses or claims referred to herein.

s.

Successors and Assigns.  This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

t.

Assistance of Counsel.  Mr. Dreyer acknowledges that he has been advised to consult with counsel of his choosing before entering into this Agreement.  The parties specifically represent that they either have consulted to their satisfaction with their attorneys, or have elected on their own accord not to seek legal counsel, prior to executing this Agreement concerning the terms and conditions of this Agreement.

u.

Interpretation.  Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.  Whenever required by the context, as used in this Agreement the singular number shall include the plural, and the masculine gender shall include the feminine and neuter.

v.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement.  The parties hereto acknowledge that no representations, inducements, promises, agreements, or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement, that they have not executed this Agreement in reliance on any such representations, inducements, promise, agreement or warranty, and that no representation, inducement, promise, agreement or warranty not contained in this Agreement, including, but not limited to, any purported supplements, modifications, waivers or terminations of this Agreement shall be valid or binding, unless executed in writing by all of the parties to this Agreement.

w.	Governing Law. This Agreement shall be enforced and governed under the laws of the State of California without reference to its choice of law provisions.
x.	Knowing and Voluntary Agreement. This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto.
y.

Counterparts.  This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all parties.

z.

No Waiver.  Failure to insist on compliance of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

aa.

Arbitration.  Any disputes concerning this Agreement or otherwise arising out of this Agreement or Mr. Dreyer’s employment or termination that the parties are unable to resolve among them shall be submitted to final and binding arbitration in Orange County, California at and under the rules of the Judicial Arbitration and Mediation Service (“JAMS”); provided that nothing in this provision shall prevent the Company from seeking injunctive relief in any Court of competent jurisdiction.

bb.

Section 409A.  The payments to Mr. Dreyer pursuant to this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each installment paid to Mr. Dreyer under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Mr. Dreyer to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Mr. Dreyer shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement and General Release of All Claims on the date(s) set forth hereinafter.

Dated: January 13, 2017	By:	/s/ David C. Dreyer
DAVID C. DREYER

BIOLASE, INC.

Dated: January 13, 2017	By:	/s/ Harold C. Flynn
Harold C. Flynn, Jr.
Chief Executive Officer

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